press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Susan Johnson
	January 10, 2005		716-687-4225

MOOG INC. ANNOUNCES CLOSING OF
SALE OF SENIOR SUBORDINATED NOTES

        Moog Inc. (NYSE:MOG.A and MOG.B) announced today that it has closed its public offering of $150 million aggregate principal amount of its 6¼% senior subordinated notes due 2015. The net proceeds to Moog from the offering were approximately $147 million and will be used to repay indebtedness under its bank credit facility. All of the 6¼% senior subordinated notes were offered by Moog pursuant to a prospectus supplement under Moog's existing shelf registration statement.

        Banc of America Securities LLC acted as the sole manager for the offering.

        Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.